Exhibit 10.20

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of December 31, 2008, is made by and between Serena Software, Inc., a Delaware corporation (the “Company”) and Robert Pender Jr. (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement dated as of March 9, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company and Executive hereby agree as follows:

1. Amendment to Section 8(b)(iii)(B). Clause (i) of Section 8(b)(iii)(B) shall hereby be deleted and replaced with the following:

“(i) execution, delivery and non-revocation of a general release of claims against the Company, SLP and their respective affiliates (to the extent SLP or its affiliates remain stockholders of the Company at such time (collectively, the “Company Group”), in the form attached hereto as Exhibit B (the “General Release”) within forty-five (45) days following the date of termination of Executive’s employment (which General Release shall be delivered to Executive within five (5) days following the date of such termination), and”

2. Amendment to Section 8(b)(iii)(B)(1). The Employment Agreement shall hereby be amended by adding the following proviso to the end of the last sentence of Section 8(b)(iii)(B)(1):

“; provided that the first payment shall be made on the fiftieth (50th) day following the date of termination of Executive’s employment and shall include any amounts that would have otherwise been due prior to such fiftieth (50th) day.”

3. Amendment to Section 8(c)(iii)(B). Clause (i) of Section 8(c)(iii)(B) shall hereby be deleted and replaced with the following:

“(i) execution, delivery and non-revocation of the General Release within forty-five (45) days following the date of termination of Executive’s employment (which General Release shall be delivered to Executive within five (5) days following the date of such termination), and”

4. Amendment to Section 8(c)(iii)(B)(1). The Employment Agreement shall hereby be amended by adding the following proviso to the end of the last sentence of Section 8(c)(iii)(B)(1):

“; provided that the first payment shall be made on the fiftieth (50th) day following the date of termination of Executive’s employment and shall include any amounts that would have otherwise been due prior to such fiftieth (50th) day.”

5. Amendment to Section 8(c)(iii)(B)(2). The Employment Agreement shall hereby be amended by adding the following proviso to the end of the last sentence of Section 8(c)(iii)(B)(2):

“; provided that the first payment shall be made on the fiftieth (50th) day following the date of termination of Executive’s employment and shall include any amounts that would have otherwise been due prior to such fiftieth (50th) day.”

6. Amendment to Section 8(e)(ii). The third and fourth sentences in Section 8(e)(ii) shall hereby be deleted and replaced with the following:

“In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under the Employment Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred.”

7. Amendment to Section 12(h). The Employment Agreement shall hereby be amended by adding the following three sentences to the end of Section 12(h):

“For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary herein and solely with respect to the payment of amounts or benefits that are nonqualified deferred compensation subject to Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of such amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation of Service. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.”

8. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9. Ratification. All other provisions of the Employment Agreement remain unchanged and are hereby ratified by the Company and Executive.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

Serena Software, Inc.

By:	/s/ Edward Malysz
Name:	Edward Malysz
Title:	Senior Vice President,
General Counsel

Date:	December 30, 2008

Executive

By:	/s/ Robert I. Pender, Jr.
Name:	Robert I. Pender, Jr.

Date:	December 30, 2008

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